DREYFUS PREMIER NEW YORK MUNICIPAL BOND FUND

ARTICLES OF AMENDMENT

                Dreyfus Premier New York Municipal Bond Fund (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated June 4, 1986, as amended and restated July 24, 1992, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

                FIRST:  The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1. Name.  This Trust shall be known as 'Dreyfus Premier New York AMT-Free Municipal Bond Fund.'"

                SECOND:  The amendment to the Agreement and Declaration of Trust herein made was duly approved by written consent of at least a majority of the Trustees of the Trust on December 24, 2007 pursuant to Article IX, Section 9 of the Agreement and Declaration of Trust.

                IN WITNESS WHEREOF, Dreyfus Premier New York Municipal Bond Fund has caused these Articles to be signed in its name and on its behalf by the undersigned Trustees.

DREYFUS PREMIER NEW YORK MUNICIPAL BOND FUND

/s/ Joseph S. DiMartino

Joseph S, DiMartino, Trustee

/s/ Clifford L. Alexander

Clifford L. Alexander, Trustee

/s/ David W. Burke

David W. Burke, Trustee

/s/ Peggy C. Davis

Peggy C. Davis, Trustee

/s/ Diane Dunst

Diane Dunst, Trustee

/s/ Ernest Kafka

Ernest Kafka, Trustee

/s/ Nathan Leventhal

Nathan Leventhal, Trustee

/s/ Jay I. Meltzer

Jay I. Meltzer, Trustee

/s/ Daniel Rose

Daniel Rose, Trustee

/s/ Warren B. Rudman

Warren B. Rudman, Trustee

/s/ Sander Vanocur

Sander Vanocur, Trustee